Exhibit 99.2

Tucows Appoints Rawleigh H. Ralls to its Board of Directors

TORONTO, May 13 - Tucows Inc. (AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today announced that Rawleigh H. Ralls has been appointed to the Board of Directors of the Company.

“We are pleased to welcome Rawleigh to the Tucows Board,” said Elliot Noss, President and CEO of Tucows. “Mr. Ralls brings a wealth of industry experience gained through his leadership of Netidentity.com, as well as the perspective gained through two decades of investing and portfolio management experience. I look forward to his contribution to the Board as we focus on growing the Company and realizing value for our shareholders.”

“Tucows is a recognized leader in the Internet services space whose unique focus on the service provider market provides significant opportunity,” said Mr. Ralls. “I look forward to my new role as a member of the Company’s Board of Directors.”

Mr. Ralls is a founding partner of Lacuna, LLC, an investment management company focused on both public and private companies. Prior thereto, he was Chairman of Netidentity.com, an Internet email and web hosting company, where he led corporate strategy and development until the firm’s sale in 2006. Mr. Ralls currently serves on the Board of Directors of a number of companies, including Savoya, LLC, IntraOp Medical, Knowledge Factor, Mocapay, Inc, and SageFire, Inc.

About Tucows

Tucows is a global Internet services company. OpenSRS manages over 8 million domain names and millions of email boxes through a reseller network of over 9,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found at http://tucowsinc.com.

For further information: Lawrence Chamberlain, The Equicom Group for Tucows Inc., (416) 815-0700 ext. 257, lchamberlain@equicomgroup.com.